Summary of Mortgage Contract of Maximum Amount ( the “Contract”) Entered into by and between Shenzhen BAK Battery, Co., Ltd (the “Mortgager”) and Longgang Branch, Shenzhen Development Bank Co., Ltd (the “Creditor”) on December 3rd, 2008

Main contents:
➢	Contract number: Shenfa Longgang Edizi 20081203001-2;
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In order to guarantee the indebtedness of Shenzhen BAK Battery Co., Ltd. (the “Obligor”) towards the Creditor under the Comprehensive Credit Facility Agreement of Maximum Amount (reference no.: Shenfa Longgang Zongzi 20081203001) from December 8th, 2008 to December 8th, 2009, the Mortgager agrees to pledge its property to the Creditor.

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Scope of Guaranty: The guaranty shall cover all of the loan principal, interest, penalty interest, breach of contract compensation, damages, undertaking fee and all the expenses such as litigation cost, lawyer’s fee, notification cost and public notice cost etc. which is incurred to the Creditor in realizing its creditor’s right.

➢	Collaterals: The Mortgager agrees to pledge its finished lithium-ion cells which valued RMB 150 million to the Creditor.

➢	Headlines of the articles omitted:
➢	Termination and explanation
➢	Payment on demand
➢	Undertakings of the Mortgager
➢	Validity of the Creditor’s Right
➢	Occupancy of Collaterals
➢	Insurance of Collaterals
➢	Mortgage Registration
➢	Realizing of Creditor’s Right
➢	Declaration and guaranty of the Mortgager
➢	Amendment of the Contract
➢	Effectiveness and Disputation settlement